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                                                                    EXHIBIT 99.3
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   [LOGO OF                                         777 Main Street
SHAWMUT NATIONAL                                    Hartford, Connecticut  06115
  CORPORATION
 APPEARS HERE]                                      One Federal Street
                                                    Boston, Massachusetts 02211
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CONTACT: Media Contact:                                        Investor Contact:
         Vincent Loporchio                                     Thomas R. Rice
         (617) 292-3239                                        (203) 986-4872


                             FOR IMMEDIATE RELEASE

                SHAWMUT NATIONAL CORPORATION COMPLETES PURCHASE
                           OF OLD STONE TRUST COMPANY

  BOSTON, MASS., AND HARTFORD, CONN., JANUARY 4, 1995--Shawmut National Corporation (NYSE: SNC) today announced that it has completed its acquisition of the Old Stone Trust Company, based in Providence, Rhode Island, effective January 1, 1995. The transaction was approved by the Office of the Comptroller of the Currency and the Rhode Island Division of Banking.

  The new company will operate as Shawmut Trust Company of Rhode Island, a subsidiary of Shawmut Bank Connecticut, N.A., and it will maintain offices in Providence.

  According to Michael J. Rothmeier, executive vice president of Shawmut's Investment Services Group, "Trust and investment management is first and foremost a relationship business, and we are committed to enhancing the level of personal trust service provided to Old Stone Trust customers."

  Rothmeier added that the combination of Old Stone's trust business with Shawmut's existing 14-branch and 15-ATM franchise in Rhode Island will significantly enhance the bank's presence in the state.

  Shawmut was named the winning bidder for the Old Stone Trust Company by the Resolution Trust Corporation on November 21, 1994. Old Stone Trust had managed and custody assets totaling $417 million at September 30, 1994. A subsidiary of the former Old Stone Bank, the Old Stone Trust Company was not part of the sale to Citizens Bank announced by the RTC early last year.

  With assets of $31 billion, Shawmut National Corporation is a superregional bank holding company with a franchise of more than 350 branches and nearly 550 ATMs in four New England states: Connecticut, Massachusetts, New Hampshire and Rhode Island. It is a leading provider of financial services to consumers and small- to medium-sized businesses. It also provides financial services to corporate customers, correspondent banks and government units throughout New England and in select national markets.

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